                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT, dated as of January 15, 1999, by and between GTECH HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and STEVEN
P. NOWICK ("Executive").

         WHEREAS, the Company desires to retain the services of Executive on the terms and conditions provided in this Agreement; and

         WHEREAS, Executive, understanding and accepting the terms and conditions of employment set forth herein, desires to render such services on such terms and conditions.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby covenant and agree as follows:

         1.       DEFINITIONS.

                  Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings:

         "ACT" means the Securities Exchange Act of 1934, as amended to date.

         "AFFILIATE" shall mean any joint venture or other entity in which the Company or any of its subsidiaries has an equity interest of at least 20%.

         "BASE SALARY" has the meaning set forth in Section 5(a) hereof.

         "BOARD" means the Board of Directors of the Company.

         "CAUSE" means any of the following:

                  (i) any willful failure by Executive to substantially perform his employment duties as described in Section 4 hereof;

                  (ii) Executive's engaging in serious misconduct which is materially injurious to the Company;

                  (iii) any material breach by Executive of any of the terms of Section 10, 11 or 14(a) hereof;

                  (iv) Executive's having been convicted of, or pleading nolo contendere to, a felony, crime of moral turpitude or a gambling-related offense; or

                  (v) Executive's abuse of illegal drugs or other controlled substances or his habitual intoxication.

         "CHANGE IN CONTROL" means the happening of any of the following:

                  (i) the members of the Board at the beginning of any consecutive twenty-four calendar month period (the "Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board, provided that any director whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such twenty-four calendar month period, shall be deemed an Incumbent Director;

                  (ii) any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act, but excluding the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

                  (iii) the stockholders of the Company shall approve a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 50% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

                  (iv) the purchase of 30% or more of the Stock pursuant to any tender or exchange offer made by any "person," including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Act), other than the Company, any of its Affiliates, or any employee benefit plan of the Company or any of its Affiliates.

         "CHANGE OF CONTROL AGREEMENT" means the Agreement between Executive and the Company, in the form of Exhibit A hereof, which shall be entered into pursuant to Section 3(b) hereof.

         "CHANGE OF CONTROL DATE" means the date on which a Change in Control occurs, provided however that if a Change in Control occurs and if Executive's employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the "Change of Control Date" shall mean the date immediately prior to the date of such termination of employment.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITTEE" has the meaning set forth in Section 5(a) hereof.

         "COMMON STOCK" means the Common Stock, par value $.01 per share, of the Company.

         "COMPANY" means GTECH Holdings Corporation and any successor thereto.

         "DISABILITY" shall mean permanent and total disability as determined under the Company's long term disability program.

         "EFFECTIVE DATE" means July 11, 1997.

         "EXECUTIVE" means Steven P. Nowick.

         "GOOD REASON" means any of the following events:

                  (i) the assignment to Executive of any duties inconsistent, in a material respect, with the scope of authority, duties and responsibilities of Executive's position as provided in Section 4(b) hereof (including the office to which he reports, status, offices and titles but excluding any such inconsistency that results primarily by reason of a substantial increase or reduction in the size of the Company or other substantial change in the character or scope of the Company's operations and excluding any interim relieving of Executive's duties pursuant to Section 7(b) hereof);

                  (ii) a material reduction in the compensation and benefits to which Executive has a right hereunder, but excluding any such reduction pursuant to Section 6(f) hereof other than a reduction which is greater than ten percent (10%) of Base Salary or longer than one year in duration;

                  (iii) a reduction in the title of Executive after March 1998 from that of Chief Operating Officer of the Company; or

                  (iv) any material breach by the Company of the terms of this Agreement.

         "LIFE INSURANCE COVERAGE" has the meaning set forth in Section 9(c) hereof.

         "MANAGEMENT INCENTIVE BONUS" has the meaning set forth in Section 5(c) hereof.

         "MEDICAL COVERAGE" has the meaning set forth in Section 9(c) hereof.

         "1994 PLAN" means the Company's 1994 Stock Option Plan, as amended from time to time.

         "1997 PLAN" means the Company's 1997 Stock Option Plan, as amended from time to time.

         "RETIREMENT" means retirement from active employment with the Company with the express consent of the Board or in accordance with the retirement policies of the Company.

         "TERM" has the meaning set forth in Section 3(a) hereof.

         2.       EMPLOYMENT.

                  The Company hereby agrees to employ and retain Executive, and Executive agrees to be employed and retained by the Company, to render services to the Company and its subsidiaries, Affiliates and divisions for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.

         3.       TERM.

                  (a) The term of Executive's employment under this Agreement shall commence on the Effective Date, and, subject to earlier termination as provided in Section 8 hereof, shall continue for an initial term ending February 28, 2001 (the "Term"). On March 1, 2001, and on each subsequent March 1, the Term shall automatically be extended through the last day of February of the next succeeding calendar year, unless either party gives written notice to the other, at least 180 days prior to said March 1, that it or he does not wish so to extend the Term. (For example, on March 1, 2001, the Term shall automatically be extended through February 28, 2002, unless either party has notified the other not later than September 1, 2000 that such party does not wish to extend the term, in which case the Term would end February 28, 2001). The initial Term and any extended Term are subject to earlier termination as hereinafter provided in Section 8 hereof, and the compensation, benefits, etc., if any, payable upon termination shall be as set forth in Section 9 hereof.

                  (b) Simultaneously herewith, the Company and Executive shall enter into an Agreement in the form of Exhibit A hereof (the "Change of Control Agreement") which, subject to the following, shall provide the terms and conditions respecting the Company's employment of Executive from and after the Change of Control Date. Accordingly, in the event of a Change of Control occurring during the Term, this Agreement shall terminate with effect from the commencement of the Change of Control Date and the terms and conditions governing the Company's employment of Executive shall be set forth in the Change of Control Agreement. The termination of this Agreement in such circumstances shall not be deemed to be the expiration or termination of Executive's Term of Employment within the meaning of this Agreement and Executive shall have no right to any compensation or benefit under Section 9 hereof by virtue of such Change of Control. Notwithstanding the above, if, after a Change of Control, a court having jurisdiction finds that the Change of Control Agreement is unenforceable in whole or in part, then the Change of Control Agreement, and the preceding sentence of Section 3(b) of this Agreement, shall be deemed to have been null and void and without force or effect ab initio, in which case the terms and conditions governing the Company's employment of Executive during the Term shall be as set forth in this Agreement without reference to the Change of Control Agreement.

         4.       POSITION AND DUTIES.

                  (a) Position. During the Term, Executive shall be retained and shall serve as Senior Vice President and, commencing in March 1998, the Chief Operating Officer of the Company and shall be a corporate officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company. During the Term, Executive also agrees to serve, if elected, as a senior executive officer and/or director of any subsidiary or Affiliate of the Company.

                  (b) Duties. During the Term, Executive shall have the authority and power to perform such duties consistent with those of the Senior Vice President and Chief Operating Officer and shall not be required without his consent to undertake responsibilities not commensurate with his position.

                  Executive shall comply fully and promptly with the various policies, procedures and rules governing employees promulgated and/or as amended from time to time by the Company and any applicable subsidiary or Affiliate of the Company (including, without limitation, the Company's Ethical Conduct and Conflicts of Interest Policy and Government Relations Policy) and with any applicable disclosure and other requirements of any governmental authority and of any other entity with which the Company, its subsidiaries and Affiliates are doing or propose to do business. Except for illness, vacations and holidays in accordance with then-current Company policy, Executive shall devote his full business time, attention, skill, undivided loyalty and best efforts to the faithful performance of his duties hereunder; provided, however, that Executive may (i) with the approval of the Chief Executive Officer, serve on corporate, civic and charitable boards and committees, (ii) deliver lectures and fulfill speaking engagements, and (iii) manage personal investments, so long as such activities do not interfere with the performance of Executive's responsibilities. Notwithstanding the foregoing, Executive shall be permitted to continue to serve on Boards of Directors of other entities with the approval of the Chief Executive Officer, which consent shall not be unreasonably withheld.

                  (c) Principal Place of Employment. Executive's principal place of employment shall be at the Company's principal offices (currently located in West Greenwich, Rhode Island) or at such other location as the Company hereafter reasonably may require. Executive agrees to reside within reasonable daily commuting distance by car of such offices.

         5.       COMPENSATION AND REIMBURSEMENT OF EXPENSES.

                  (a) Base Salary. For all services rendered by Executive in all capacities with the Company, its subsidiaries and Affiliates during the Term, the Company shall pay or cause to be paid to Executive as compensation a salary at an annual rate of $325,000 from the Effective Date through February 28, 1998 and at an annual rate of $360,000 commencing on March 1, 1998 (the "Base Salary"), payable in equal installments not less frequently than monthly. The Base Salary shall be increased on March 1, 1999, and each annual anniversary thereof (the "Annual Adjustment Date") during the Term at a rate equal to the annual rate of increase, if any, in the All Cities Consumer Price Index for Urban Wage Earners and Clerical Workers ("CP1-W") as published by the United States Department of Labor, Bureau of Labor Statistics, at the close of the calendar year immediately preceding the applicable Annual Adjustment Date. The Base Salary also shall be subject to possible further increase from time to time in the sole discretion of the Board or the Compensation Committee of the Board or another Committee of the Board designated for such purpose (the "Committee") and the Chief Executive Officer. The Base Salary shall not be subject to decrease except as provided in Section 6(f) hereof.

                  (b) Special Bonuses. In consideration of Executive's entering into this Agreement, the Company paid to Executive during fiscal 1998 a one-time bonus of $75,000.

                  (c) Management Incentive Bonus. With respect to each fiscal year of the Company during the Term commencing with fiscal year 1999 (i.e. the year ending February 28, 1999), Executive shall be eligible to earn a management incentive bonus of up to a maximum of 200% of Executive's Base Salary for such fiscal year (the "Management Incentive Bonus"). The amount of the Management Incentive Bonus for a given fiscal year shall be determined based upon: (x) the achievement by Executive of certain specified management objectives mutually developed and agreed to by the Chief Executive Officer and Executive for such fiscal year (the "MBOs"), and (y) the achievement by the Company of the Company's business plan for such fiscal year (the "Business Plan"). If Executive achieves his MBOs for a given fiscal year and the Company also achieves its Business Plan for such fiscal year, then Executive will receive a Management Incentive Bonus equal to: (xx) 100% of his Base Salary for such fiscal year plus, (yy) to the extent the MBOs and the Business Plan were exceeded for such fiscal year, such additional amounts as the Chief Executive Officer and Committee may in their sole discretion decide, up to a maximum aggregate Management Incentive Bonus of 200% of Executive's Base Salary. In all circumstances not described in the preceding sentence, the decision as to whether to award Executive a Management Incentive Bonus with respect to a fiscal year and the amount of the Management Incentive Bonus, if so awarded, shall be made in the sole discretion of the Chief Executive Officer and the Committee. Any Management Incentive Bonus which Executive is awarded hereunder shall be paid at the time executive bonuses customarily are paid by the Company, but in no event later than 120 days after the end of the fiscal year with respect to which such Management Incentive Bonus is payable.

                  (d) Certain Requirements. Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any Management Incentive Bonus for a given fiscal year, if his employment hereunder has terminated for any reason prior to the end of such fiscal year.

                  (e) Reimbursement of Expenses. Consistent with the Company's established policies, the Company shall pay or reimburse Executive for all reasonable and necessary travel and other expenses of Executive incurred by Executive in performing his duties hereunder upon receipt of written substantiation of such expenses.

         6.       BENEFITS.

                  (a) Other Arrangements. The payments provided in Section 5 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan, program or arrangement (excluding any increase in salaries, generally) of the Company for which senior executives are or may become eligible.

                  (b) Benefits. Except as otherwise expressly provided herein, Executive shall be entitled to receive, during the Term, benefits at least at the level provided generally to other senior executives under any such benefit plan, program or arrangement, subject, to Executive's meeting the eligibility requirements of such plans, programs or arrangements, and in the case of benefit plans, programs or arrangements providing for discretionary grants or awards, to the discretion of the Board or applicable Committee.

                  (c) Stock Options. On July 11, 1997, the Company granted to Executive options to purchase 130,000 shares of Common Stock under the Company's 1994 Stock Option Plan (the "1994 Plan"); and on March 9, 1998, the Company granted to Executive options to purchase 60,000 shares of Common Stock under the Company's 1997 Stock Option Plan (the "1997 Plan"). Further, assuming the Term has not been terminated, the Executive shall be eligible, commencing in March 1999 and annually thereafter, to receive in each such year an additional grant of options to purchase shares of Common Stock under the Company's 1997 Plan, or any successor plan to the 1997 Plan, such additional grants to be made, in the discretion of management and the Committee, on the basis of individual and Company performance. Each time Executive receives a grant of stock options pursuant to this Section 6(c), he shall be asked and shall agree to enter into the Company's standard Non-Qualified Stock Option Agreement (the "Option Agreement") which shall set forth the terms and conditions governing the grant and exercise of the Options including such terms as are set forth in this
Section 6(c). The terms and provisions of the options provided for in this subsection (c) shall be essentially as set forth in Appendix A hereto.

                  (d) Deferred Compensation Arrangements. Executive shall be entitled to participate in the Company's Income Deferral Plan 1998 (as amended from time to time, the "Income Deferral Plan"). The Company shall contribute $364,933.33 to the Income Deferral Plan for the account of Executive promptly upon establishment of the Income Deferral Plan.

                  (e) Certain Specific Benefits and Arrangements. Without limiting the generality of subsection (a) and (b) above (except as may otherwise be specified in Appendix B hereto), Executive shall be entitled to the specific benefits and arrangements set forth in Appendix B hereto.

                  (f) Possible Reduction. Notwithstanding anything contained in this Agreement to the contrary, the Company shall have the right to reduce or defer prospectively the compensation and benefits provided to or for Executive, as in effect from time to time, pursuant to an across-the-board compensation and/or benefit reduction or deferral program similarly affecting all senior executive officers of the Company.

         7.       BENEFITS PAYABLE DURING TERM UPON DISABILITY.

                  (a) Disability Benefits. In the event of Disability of Executive during the Term of his employment hereunder, the Company shall continue to pay Executive the compensation and extend to him the benefits provided in Sections 5 and 6 hereof during the period of Disability, subject to
Section 9(g) hereof and to the extent permitted by applicable law, provided that in the event of Executive's Disability for an aggregate period of time exceeding 150 calendar days in any 12 consecutive month period during the Term, the Company, at its election, may terminate the Term of Executive's employment.

                  (b) Services During Disability. During the Term, notwithstanding any Disability, Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Company, and, in addition, upon the reasonable request in writing on behalf of the Board, or a senior executive officer designated by the Board, from time to time, he shall make himself available to the Company, its subsidiaries and Affiliates to undertake reasonable assignments consistent with his position and his physical and mental health. During such period of service, he shall be responsible and report to, and shall be subject to the supervision of the Board, or a senior executive officer designated by the Board, as to the method and manner in which he shall perform such assignments and shall keep the Board, or such senior executive officer, as the case may be, appropriately informed of his progress in each such assignment.

         8.       TERMINATION OF EMPLOYMENT.

                  (a) Expiration and Earlier Termination. Executive's Term of employment shall terminate upon expiration of the Term and shall be subject to earlier termination:

                           (i)      upon the death or Retirement of Executive;

                           (ii) at the election of the Company in the event of Executive's Disability (as provided in Section 7(a) hereof);

                           (iii) upon discharge of Executive by the Company for Cause or resignation of Executive other than for Good Reason; and

                           (iv) upon discharge of Executive without Cause or Executive's resignation for Good Reason.

As provided in Section 3(b) hereof, this Agreement shall terminate in the event of a Change of Control in which event the terms of Executive's employment shall be governed by the Change of Control Agreement. The termination of this Agreement in such circumstances shall not be deemed to be the expiration or termination of Executive's Term of Employment within the meaning of this Agreement and Executive shall have no right to any compensation or benefit under
Section 9 hereof by virtue of such Change of Control.

                  (b) Certain Obligations of the Company. The Company shall give the Executive not less than 60 days prior written notice of any intended termination of Executive's employment by the Company for Cause for any reason described in clause (i) or (iii) of the definition of Cause or without Cause. In the event of a proposed termination for Cause for any reason described in clause
(i) or (iii) of the definition of Cause, such notice shall specify the grounds for such termination, and the Company shall only be entitled to terminate the Executive for such Cause if the Executive shall have failed to cure the grounds for such termination within said 60-day notice period. Subject to providing such opportunity to cure as may be required by the preceding sentence, after giving such notice, the Company may relieve Executive of his duties on an interim basis until such time as Executive shall have cured the grounds for termination if cure is permitted or Executive's employment shall have been terminated and Executive shall have been permanently relieved of his duties. The Company may immediately terminate Executive's employment by written notice in the event of the occurrence of any of the events set forth in clauses (ii), (iv) or (v) of the definition of Cause in Section 1 hereof.

                  (c) Certain Obligations of Executive. Executive shall give the Company not less than 60 days prior written notice of any intended termination by Executive of Executive's employment whether for Good Reason or other than for Good Reason. In the event of a proposed termination for Good Reason, such notice shall specify the grounds for such termination, and Executive shall only be entitled to terminate his employment for Good Reason if the Company shall have failed to correct the specified grounds within said 60-day notice period. Executive shall not be entitled to terminate for Good Reason unless he has given notice to the Company of his intention so to terminate within 60 days following the occurrence of the event alleged to constitute such Good Reason. Notwithstanding the foregoing, in the event that Executive has given the Company notice of his intention to resign for "Good Reason" or otherwise, the Board may elect to have such resignation become effective immediately or at such other date, not later than the effective date specified in the notice, as the Board may determine.

                  (d) Upon expiration or earlier termination of Executive's Term of Employment, Executive (unless otherwise requested by the Board) concurrently shall resign any directorships which he holds with the Company, its subsidiaries and Affiliates.

         9.      COMPENSATION, BENEFITS, ETC. UPON, AND EFFECTS OF, TERMINATION.

                  (a) Death, Retirement, Discharge for Cause and Certain Expirations. If the Term of Executive's employment is terminated by reason of his death, Retirement, or discharge by the Company for Cause, or by reason of expiration of the Term, the Company shall pay or cause to be paid to Executive or his estate, as the case may be, at the time such payment is due (i) his Base Salary accrued through the effective date of such termination at the rate in effect immediately prior to such termination and (ii) any other amounts to which Executive is entitled under the terms of Sections 5 and 6 hereof up to the effective date of such termination. Executive also shall be entitled, to the extent not inconsistent with this Agreement, to receive such additional benefits, if any, as he may be entitled to under the express terms of the applicable benefit plans (other than bonus and severance plans) of the Company, its subsidiaries and Affiliates.

                  (b) Resignation Other than for Good Reason. If the Term of Executive's employment is terminated by reason of Executive's resignation other than for Good Reason, Executive shall be entitled to the compensation and benefits set forth in subsection (a) above.

                  (c) Disability, Discharge Without Cause and Resignation for Good Reason. If the Term of Executive's employment is terminated by the Company by reason of Executive's Disability as provided in Section 7(a) hereof, by the Company without Cause or by reason of Executive's resignation for Good Reason, Executive shall be entitled to the compensation and benefits set forth in subsection (a) above, and the Company shall continue (i) for a period of three years following the effective date of such termination, or until Executive's earlier death, to continue to pay or cause to be paid when due his Base Salary at the rate in effect immediately prior to the effective date of such termination (disregarding any reduction pursuant to Section 6(f) hereof), and
(ii) for a period of one year following the effective date of such termination, or until Executive's earlier death and subject to continued employee contributions at levels not to exceed levels existing prior to termination, to continue to provide the life insurance specified in Appendix B in the amount in effect immediately prior to the effective date of such termination ("Life Insurance Coverage") and to continue to provide the medical (including dental and optical) coverage specified in Appendix B ("Medical Coverage") at substantially the same level as provided to Executive at the effective date of such termination. Following the one-year period, Executive shall only be entitled to whatever medical coverage, if any, as is required to be provided by applicable law.

                  (d)      [Reserved].

                  (e) Termination of Certain Benefits Upon Reemployment. In the event that, following termination of Executive's employment by the Company without Cause or by Executive for Good Reason, Executive secures other employment (including employment as a consultant) during the period in which the Company is obligated to continue Medical Coverage or Life Insurance Coverage under subsections (c) above, the Company's obligation to continue such Medical Coverage and Life Insurance Coverage immediately shall terminate, except as may otherwise be required by applicable law. However, subject to subsection (g) below the securing of such other employment by Executive shall not affect the Company's obligations with respect to the continued payment to Executive of this Base Salary. Executive shall notify the Company promptly of his securing of any such employment (including employment as a consultant).

                  (f) Consulting Services by Executive. If Executive's employment is terminated by the Company for Disability, by the Company without Cause or by Executive for Good Reason, Executive, in consideration of and during the period of the continued payments under Sections 9(c), shall provide, to the extent that he is physically and mentally able to do so, such reasonable consulting services to the Company as the Company may from time to time request; provided that, unless otherwise agreed to by Executive, such services (i) shall not require in excess of an aggregate of 60 hours during any fiscal quarter,
(ii) may be rendered by telephone and shall not require Executive's presence in person, and (iii) subject to Section 10(b) and 11, shall not preclude Executive from engaging in other employment or activities. Such services shall be at the direction and control of the Board or a senior executive officer designated by the Board.

                  (g) Reductions, Forfeitures, etc. Notwithstanding the foregoing: (i) any payments or benefits required to be paid or provided to Executive pursuant to Sections 7(a) or 9(c) in the event of Executive's Disability shall be reduced to the extent that comparable payments or benefits are received by Executive during such period under the Company's disability plan, as in effect from time to time, (ii) without limiting any other rights the Company may have, any payments or benefits required to be paid or provided to Executive under this Agreement shall be forfeited to the Company by Executive if Executive shall breach any of his obligations under Sections 10(b) or 11 hereof, except as may otherwise be required by applicable law, and (iii) the payments and benefits required by this Section 9 shall be made or provided at such times as they would have been paid or provided if Executive's employment had not been terminated.

                  (h) Full Settlement. In the event of the termination of Executive's employment, the payments and other benefits provided for by this Agreement (and as otherwise provided under the express terms of any compensation or benefit plans of the Company, its subsidiaries or Affiliates, to the extent not inconsistent with this Agreement, or as may otherwise be required by applicable law) shall constitute the entire obligation of the Company, its subsidiaries and Affiliates to Executive for compensation and benefits and shall also constitute full and complete settlement of any claim under law or in equity that the Executive might otherwise assert against the Company, its subsidiaries or Affiliates, for compensation and benefits.

         10.      CERTAIN OBLIGATIONS OF EXECUTIVE.

                  Executive further covenants with the Company as follows and expressly agrees that all payments and benefits due Executive under this Agreement shall be subject to Executive's compliance with the provisions of Sections 10 and 11. As used in Sections 10 and 11, the term the "Company" shall include GTECH Holdings Corporation and its subsidiaries and Affiliates.

                  (a) Assistance in Litigation. During the Term, and for a period of three years thereafter, Executive, upon reasonable notice, shall furnish such information and proper assistance to the Company as may reasonably be required in connection with any litigation in which the Company is, or may become, a party. During the Term, the Company shall maintain insurance covering Executive at least as favorable in all material respects as its existing Directors' and Officers' Insurance.

                  (b) Confidential Information, Proprietary Rights, etc. (i) Executive shall not knowingly use for his own benefit or disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company, including any customer lists, customer needs, price and performance information, processes, specifications, hardware, software, firmware, programs, devices, supply sources and characteristics, business opportunities, marketing, promotional, pricing and financing techniques, or other information relating to the business of the Company; provided that such restriction on confidential information shall not apply to information which is (i) proven to be generally available in the industry, (ii) disclosed in published literature; (iii) obtained by Executive after the Term from a third party without binder of secrecy; or (iv) required to be disclosed by Executive by court order or other process of law, provided however, that Executive shall to the extent circumstances allow, provide the Company with prior written notice of such requirement and with the opportunity to assist in opposing such court order or other process of law. Executive agrees that, except as otherwise agreed by the Company, he will return to the Company, promptly upon the request of the Board or any executive officer designated by the Board, any physical embodiment of such confidential information.

                  (ii) All rights, title and interest in and to any ideas, inventions, technology, processes, know-how, works, hardware, software, firmware, programs, devices, trade secrets, trade names, trademarks or service marks, which Executive may conceive, create, organize, prepare or product during the period of his employment with the Company and which relate to the business of the Company, and all rights, title and interest in and to any patents, patent applications, copyright registrations and copyright applications resulting therefrom, shall be owned by the Company, and Executive agrees to execute instruments or documents, to provide evidence and testimony, and to otherwise assist the Company in establishing, enforcing and maintaining such rights, title and interest of the Company during and after the Term.

                  (iii) Executive does hereby irrevocably constitute, authorize, empower and appoint the Company, or any of its officers, such Executive's true and lawful attorney (with full power of substitution and delegation) in Executive's name, and in Executive's place and stead, or in the Company's name, to take and do such action, and to make, sign, execute, acknowledge and deliver any and all instruments or documents which the Company, from time to time, may deem desirable or necessary to vest in the Company, its successors and assigns, any of the rights, title or interest granted pursuant to clause (ii) above for the use and benefit of the Company, its successors and assigns.

         11. NON-COMPETITION. (a) For the periods specified in clauses (i) and
(ii) below following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not engage or propose to engage, directly or indirectly (which includes owning, managing, operating, controlling, being employed by, acting as a consultant to, giving financial assistance to, participating in or being connected in any material way with any business or person so engaged) anywhere in the United States, including its territories and possessions, or in any foreign country (the United States and any such foreign country being deemed to be a separate "Territory") in any business which competes or proposes to compete with any business in which the Company was engaged or proposed to be engaged in such Territory at the time of the termination of Executive's employment; provided, that Executive's ownership as a passive investor of less than one percent of the issued and outstanding stock or equity, or $100,000 principal amount of any debt securities, of any corporation, partnership or other entity so engaged shall not by itself be deemed to constitute such engagement by Executive. The Company shall be deemed to have "proposed" to engage in a business within the meaning of the previous sentence if, at the time of termination of Executive's employment, management of the Company was actively considering entering such line of business (whether by acquisition, internal development or otherwise) as evidenced by a written business plan (or other reasonably detailed substantive delineation of business objectives) in existence at such time and Executive was aware of such active consideration.

                  The aforesaid prohibition on Executive's activities shall extend (i) for a period of three years following termination of Executive's employment with respect to the Lottery and Gaming Business (as defined below), and (ii) for a period of one year following termination of Executive's employment with respect to activities relating to any other business. As used herein, the "Lottery and Gaming Business" shall mean the provision of products or services of every nature relating to the operation of all manner of lotteries, games of chance and parimutuel wagering however and wherever conducted.

                  Executive shall not be deemed to have violated this Section 11(a) merely by virtue of employment by a non-competitive division or subsidiary of a business entity or consolidated group that includes one or more divisions or subsidiaries that does in fact compete with a business carried on by the Company.

                  (b) Further, for a period of three years following termination of Executive's employment (irrespective of the reason for such termination), Executive shall not (i) disturb or interfere with any business relationship between the Company and any of its employees, dealers, customers, suppliers or other business associates, or (ii) solicit or cause to be solicited any officer, employee, customer or shareholder of the Company to terminate such person's relationship with the Company or to take other action contrary to the best interests of the Company.

         12.      TAX WITHHOLDING.

                  The Company may withhold from any benefits payable under this agreement all Federal, State, City, or other taxes as shall be required pursuant to any law or governmental regulations or ruling.

         13.      EFFECT OF PRIOR AGREEMENTS.

                  This Agreement, including the Exhibit and Appendices hereto, contains the entire understanding between the parties hereto with respect, to the matters covered herein and supersedes any prior agreement, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, condition, practice, custom, usage or obligation might have given rise to any enforceable right.

         14.      GENERAL PROVISIONS.

                  (a) Certain Representations and Warranties of Executive. Executive represents to the Company that (i) the execution and performance of this Agreement by Executive and his employment hereunder does not and will not constitute a breach of any contract, agreement, obligation or understanding, oral or written, to which he is a party or by which he is bound; (ii) the employment and other personal background information provided by Executive to Company is true and correct in all material respects and (iii) to the best of Executive's knowledge, there is no factor relating to him or his family not previously disclosed in writing to the Company which could reasonably be expected, if he were a senior executive officer or director of the Company, to disqualify the Company, its subsidiaries or Affiliates from, or materially jeopardize their chances of, obtaining lottery contracts or other contracts in the businesses in which they are engaged or propose to engage.

                  (b) Non-assignability. Neither this Agreement nor any rights or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent.

                  (c) Binding Agreement. This Agreement shall be binding upon, and accrue to the benefit of, Executive and the Company and their respective heirs, executors, administrator, successors and permitted assigns, including, in the case of the Company, any person or entity acquiring all or substantially all of the Company's assets.

                  (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                  (e) Remedies. Executive acknowledges and agrees that the possible restrictions on his activities which may occur as a result of his performance of his obligations under Sections 10(b) and 11 hereof are required for the reasonable protection of the Company, its subsidiaries and Affiliates, and Executive expressly acknowledges and agrees that such restrictions are fair and reasonable for that purpose. Executive further expressly acknowledges and agrees that damages alone will be an inadequate remedy for any breach or violation by him of this Agreement and that the Company, its subsidiaries and Affiliates, in addition to all other remedies at law or in equity, shall be entitled as a matter of right to injunctive relief, including specific performance, with respect to any such breach or violation, in any court of competent jurisdiction including, without limitation, any state or federal court in Rhode Island. If any of the provisions of such Sections are held to be in any respect an unreasonable or unlawful restriction upon Executive, then they shall be deemed to extend only over the maximum period of time, geographic area, and/or range of activities as to which they may be enforceable. The Company and Executive agree that the prevailing party in any legal proceeding respecting this Agreement shall receive, from the other party, reimbursement for all costs incurred in connection with such proceeding.

                  (f) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

                  (g) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

                  (h) Notices. For the purposes of this Agreement, notice and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or mailed by United States certified or registered express mail, return receipt requested, postage prepaid, if to Executive, addressed to the address set forth on the signature page of this Agreement; if to the Company, addressed to GTECH Holdings Corporation, 55 Technology Way, West Greenwich, Rhode Island 02817 and directed to the attention of the Board with a copy to the Secretary of the Company; if to a member of the Board, addressed to each member at his respective address on file with the Secretary of the Company with a copy to the Company, or to such other address as either party may have furnished to the others in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  (i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

                  (k) Headings. The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                  (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  IN WITNESS WHEREOF, GTECH Holdings Corporation has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, all as of the day and year first above written.



                                     GTECH HOLDINGS CORPORATION




Attest:______________________        By:_________________________________
         Name:                              Name:
         Title:                             Title:




Witness:                             EXECUTIVE




-----------------------------           -----------------------------------
                                            Steven P. Nowick


                                            Address: 104 Circle Ridge Drive
                                                     Burr Ridge, IL  60521

                                   APPENDIX A


SUMMARY OF TERMS OF STOCK OPTIONS

         The stock options to be granted under Section 6(d) of the Agreement are to be granted pursuant to the 1994 Plan, in the case of stock options granted on the Effective Date, and the 1997 Plan, in the case of all other stock option grants, and will be subject to the respective terms and conditions of the 1994 Plan and the 1997 Plan and the terms and conditions of the Option Agreement. The following is a summary of the provisions of the stock options provided for in
Section 6(d) of this Agreement:

Nature of Options -           Nonqualified unless otherwise determined by the
                              Committee.

Exercisability -              Options shall become exercisable (i.e. vest) in
                              four equal annual installments commencing one year from the dates of grant of the particular option, subject to possible acceleration under the terms of the 1994 Plan or the 1997 Plan, as the case may be.

Option Price -                Fair market value at the date of the grant of the
                              particular option.

Term - Ten years from the date of grant of the particular option, subject to earlier termination in certain circumstances under the terms of the 1994 Plan or the 1997 Plan, as the case may be.

Termination of Employment -   In the event Executive's employment is terminated:

                              (i) by reason of death or Retirement, his outstanding options (i.e. options which have been granted but have not been exercised or terminated and have not expired), to the extent they are vested at the date of such death or Retirement, shall remain exercisable for a period of one year; and

                              (ii) by the Company for Disability or without Cause (as defined in the 1994 Plan), by Executive's resignation for Good Reason, or by the Company in the circumstances set forth in Section 3(b) of the Agreement, his outstanding options, whether or not they have vested on the date of such termination of employment, shall accelerate and become vested in full and shall remain exercisable for a period of one year.

                              Notwithstanding the foregoing, (i) with respect to Executive's options, if any, which may be incentive stock options under the Code, the exercisability period following termination of employment shall not exceed that permitted by the Code, (ii) the period of exercisability of options following termination of employment specified above is subject to possible reduction in certain circumstances under the terms of the 1994 Plan, and (iii) in no event shall any option be exercisable after the expiration of its term. Except as expressly provide above, upon termination of Executive's employment, his options, whether vested or unvested, shall immediately terminate and be of no further force and effect.

                                   APPENDIX B

                  SUMMARY OF CERTAIN BENEFITS AND ARRANGEMENTS

         1. Relocation & Related Matters. Executive currently owns a home in the Chicago, Illinois vicinity (the "Premises"). The Company will provide Executive with a home buyout option, through HFS Mobility Services ("HFS"), with respect to the Premises. This option, subject to the more detailed rules respecting the HFS Program, involves: (i) the appraisal of the Premises by two appraisers (chosen by Executive from a list of approved appraisers); (ii) the valuation of the Premises on the basis of the average of the two appraisals (the "Average Appraisal"); and (iii) the extension of an offer by HFS to Executive to purchase the Premises at a price equal to the Average Appraisal. Executive has the option of accepting the offer to purchase within sixty days, in which case HFS will purchase the Premises at a price equal to the Average Appraisal subject to normal closing conditions, or rejecting or not accepting the offer within sixty days, in which case Executive shall be responsible for the sale of the Premises.

         2. Vacation. During the Term, Executive shall be entitled to a paid vacation of four weeks per year commencing to accrue on the date of Executive's employment hereunder.

         3. Automobile. During the Term, the Company shall make available to Executive for his own use a passenger automobile in accordance with the Company's automobile policy, as Executive may select.

         4. Life Insurance. During the Term (and thereafter as and to the extent expressly provided in the Agreement), Executive shall receive life insurance coverage in accordance with the Company's policy.

         5. Medical. During the Term (and thereafter as and to the extent expressly provided in the Agreement) and subject to the payment by Executive of employee contributions as provided in the plan, the Company shall bear the cost of all medical expenses reasonably incurred by Executive and his family (family eligibility to be determined in accordance with the Company's general policies concerning medical coverage), including hospitalization (private room), dental, optical and choice of physicians. Further, during the Term, the cost of Executive's annual physical examination also shall be borne by the Company.

         6. Tax Preparation. During the Term, the Company shall bear the expense for annual tax preparation for Executive subject to such limits as are set forth in the Company plan.

         7. Perquisites Plan. During the Term, Executive shall have the right to participate in the Company's Executive Perquisites Plan, in accordance with its terms provided that the amount available to Executive under the Plan for calendar year 1997 shall be calculated on the assumption that Executive was employed by the Company during all of calendar year 1997.

         8. Income Deferral Plan. During the Term, Executive shall have the right to participate in the Income Deferral Plan in accordance with, and subject to, the terms and conditions of such plan.

                                   Exhibit A

                          [Omitted: See Exhibit 10.8]